Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES

FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

PINGDINGSHAN, China – May 14, 2013 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced today its financial results for the fiscal 2013 third quarter ended March 31, 2013.

Fiscal 2013 Third Quarter vs. Fiscal 2012 Third Quarter

•	Total revenue was $13.9 million, as compared to $16.8 million.
•	Gross margin was 15.0%, as compared to 15.7%.
•	Net income, including foreign currency transaction adjustment, was $1.2 million or $0.02 per diluted share, as compared to net income of $2.1 million or $0.07 per diluted share.

Product type	Fiscal 2013 Third Quarter				Fiscal 2012 Third Quarter
	MT* Sold	Weighted Average Price/MT*	Revenue (million)	% of Total Revenue	MT* Sold	Weighted Average Price/MT*	Revenue (million)	% of Total Revenue
Coke Products
Coke	38,220	$ 212	$ 8.1	57.6%	37,111	$ 230	$ 8.5	50.7%
Coal Tar	1,357	$ 258	$ 0.4	2.9%	1,563	$ 257	$ 0.2	1.1%
Coal Products
Raw Coal	11,281	$ 58	$ 0.7	4.7%	15,778	$ 88	$ 1.3	8.0%
Washed Coal	27,295	$ 177	$ 4.8	34.7%	38,425	$ 176	$ 6.8	40.2%

*metric ton

Discussing fiscal 2013 third quarter financial results, SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, noted, “The ongoing mining moratorium continues to limit raw coal supplies in Henan. In addition, operations at our four coal mines remain idle, and we must continue to meet our coal requirements from other provinces.”

The 17.3% decrease in total revenue for the quarter was due to:

•	Approximately $2.0 million decrease in washed coal revenue resulting from lower sales volume despite a slightly increased average selling price;
•	Approximately $0.6 million decrease in raw coal revenue due to limited supply, as well as decreased average selling price; and,
•	Approximately $0.4 million decrease in coke revenue mainly due to lower average selling price despite the higher sales volume.

Of note, decreases in washed coal, raw coal and coke revenue were slightly offset by an increase in coal tar revenue due to higher average selling price, despite the decreased sales volume.”

Recent business highlights:

Mr. Lv added, “Over the last several quarters, we have seen a slight but steady improvement in coke demand, mainly from steel mills. Thus, since the beginning of fiscal 2013, we have taken steps to position SinoCoking to take advantage of market opportunities that may arise if demands for coal, coke and coke by-products recover in fiscal 2014. Such steps include:

Upgrading technical capabilities of our existing coking facility

-	To reduce our dependency on high cost raw materials, such as coking coal, we upgraded our existing coking facility, which has an annual production capacity of 250,000 metric tons. The facility can now produce high quality coke and coke by-products using low cost raw coal, such as long flame coal. We also upgraded oven capabilities to improve their energy efficiency, capture additional by-products for refinement into high value-added chemical products, and satisfy strict environmental requirements.

Resuming construction of the new coking facility

-	In April we resumed construction of our new facility, which we plan to complete before fiscal 2014 year-end. Trial production will start immediately after construction. Additionally, we received approval from local authorities to increase the facility’s designed annual production capacity from 900,000 metric tons to 1.2 million metric tons. Such increase, if implemented, would enable us to further expand our product offering by recapturing additional coke by-products for refinement into high value-added chemical products. This fits well with our business plan to focus on increasing our market share in China’s coal chemical industry which has been growing rapidly.

Signing a leasing agreement to operate a 200,000 metric tons coking facility for a period of one year

-	Trial production at our recently leased coke production facility began on April 24, 2013. This facility is approximately 3 miles from our existing coking facility and rail yard. We have started work to improve both the efficiency of the coke ovens and the quality of the coke produced at this facility, and will gradually increase production to full capacity. Coke by-products such as crude benzol, sulfur, sulfur ammonia and purified coal gas will be produced at the same time, thereby increasing our product portfolio. Through operating this facility, we aim to gain and hone the skills needed to operate and manage its new type of coke ovens, which will be a valuable experience once our state-of-the-art coking facility is completed and becomes operational.

Continuing to invest to improve safety of our coal mines

-	As required by the Henan government, we are upgrading the safety-related systems at our coal mines in order to be approved to resume our mining operations. We are also in the process of merging the operations of Hongchang mine, Shunli mine and Shuangrui mine. To date, we have invested a total of approximately $27.9 million as follows:
•	Mine upgrades totaling approximately $35.0 million, 70% or approximately $24.5 million to be paid by SinoCoking and the remainder by Henan Coal Seam Gas, our joint-venture partner. To date, we have paid approximately $17.0 million for these upgrades which are expected to be completed in calendar year 2013.
•	Mine consolidation totaling approximately $32.0 million. To date, we have paid approximately $10.9 million toward such integration. We expect to complete such integration 4-6 months after we obtain clearance to resume our mining operations, which clearance we expect to receive in calendar year 2013”

Mr. Lv. concluded, “Due to the recent steps taken to increase production of coke and coke by-products, we expect our top and bottom lines to substantially improve in the final quarter of fiscal 2013 and in fiscal 2014. We currently have coke production capacity of 450,000 metric tons annually, including the 200,000 metric tons we are leasing. Once construction of our new facility is completed, our coking capacity will increase by approximately 1.2 million metric tons annually.”

Conference Call

Mr. Lv and Sam Wu, the Company’s CFO, will host a conference call on Thursday, May 16, 2013 at 10:00 am ET / 10:00 pm China time to discuss fiscal 2013 third quarter financial results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744. Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call. After opening remarks, there will be a question and answer period. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the webcast, please go to http://www.investorcalendar.com/IC/CEPage.asp?ID=170993 or visit the Company’s website www.sinocokingchina.com and then go to Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

See Accompanying Tables

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31
	2013	2012	2013	2012

REVENUE	$13,903,951	$16,804,057	$52,704,787	$56,252,724
COST OF REVENUE	11,815,066	14,166,799	45,770,689	43,122,271
GROSS PROFIT	2,088,885	2,637,258	6,934,098	13,130,453

OPERATING EXPENSES:
Selling	37,018	43,602	122,775	168,469
General and administrative	533,055	648,834	1,741,228	1,982,620
Total operating expenses	570,073	692,436	1,864,003	2,151,089

INCOME FROM OPERATIONS	1,518,812	1,944,822	5,070,095	10,979,364

OTHER INCOME (EXPENSE)
Interest income	174,788	222,583	605,889	999,883
Interest expense	(910,544)	(302,746)	(2,929,609)	(1,033,768)
Other finance expense	(94,547)	(34,002)	(257,914)	(107,435)
Other (expense) income, net	219,838	(47)	228,171	(9,136)
Change in fair value of warrants	1,150	163,394	715,997	4,526,330
Total other (expense) income, net	(609,315)	49,182	(1,637,466)	4,375,874

INCOME BEFORE INCOME TAXES	909,497	1,994,004	3,432,629	15,355,238

PROVISION FOR INCOME TAXES	404,717	576,341	1,436,211	2,983,158

NET INCOME	504,780	1,417,663	1,996,418	12,372,080

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	662,084	714,277	653,710	2,543,636

COMPREHENSIVE INCOME	$1,166,864	$2,131,940	$2,650,128	$14,915,716

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	21,121,372	21,090,948	21,121,372	21,090,948

EARNINGS PER SHARE
Basic and diluted	$0.02	$0.07	$0.09	$0.59

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS
	March 31,	June 30,
	2013	2012
CURRENT ASSETS
Cash	$2,081,078	$2,366,718
Restricted cash	16,064,000	9,668,000
Accounts receivable, trade, net	8,382,172	12,017,231
Notes receivable, trade	-	14,176,800
Notes receivable, mine acquisition	-	9,155,520
Other receivables	4,398,235	1,412,008
Loans receivable	17,596,037	9,849,937
Refundable deposit	4,782,000	4,752,000
Inventories	3,015,779	2,382,444
Advances to suppliers	9,677,328	12,267,806
Prepaid expenses	2,702	633,313
Total current assets	65,999,331	78,681,777

PLANT AND EQUIPMENT, net	15,372,456	16,211,984

CONSTRUCTION IN PROGRESS	39,628,161	39,379,553

OTHER ASSETS
Prepayments	61,134,100	36,071,853
Intangible assets, net	31,783,145	31,635,487
Long-term investments	2,843,569	2,825,730
Other assets	111,580	110,880
Total other assets	95,872,394	70,643,950

Total assets	$216,872,342	$204,917,264

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Cont.)

LIABILITIES AND EQUITY
	March 31,	June 30,
	2013	2012
CURRENT LIABILITIES
Short term loan - bank	$15,302,400	$5,702,400
Current maturity of long term loan	23,910,000	20,592,000
Accounts payable, trade	-	4,023
Notes payable	9,564,000	4,752,000
Other payables and accrued liabilities	1,241,572	802,028
Other payables - related parties	167,787	156,227
Acquisition payable	4,622,600	4,593,600
Customer deposits	126,018	138,457
Taxes payable	1,089,367	1,522,062
Total current liabilities	56,023,744	38,262,797

LONG TERM LIABILITIES
Long term loan	28,692,000	36,432,000
Warrants liability	651	716,648
Total long term liabilities	28,692,651	37,148,648

Total liabilities	84,716,395	75,411,445

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,121,372 shares issued and outstanding	21,121	21,121
Additional paid-in capital	3,592,053	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	112,253,550	110,257,132
Accumulated other comprehensive income	8,267,682	7,613,972
Total SinoCoking Coal and Coke Chemicals Industries, Inc.'s equity	127,824,347	125,174,219

NONCONTROLLING INTERESTS	4,331,600	4,331,600

Total equity	132,155,947	129,505,819

Total liabilities and equity	$216,872,342	$204,917,264